FOR IMMEDIATE RELEASE

Espey’s Backlog Increases to Record High;Reports
3rd Quarter and Nine Month Results

Saratoga Springs, NY; May 16, 2005- Espey Mfg. & Electronics Corp., (AMEX:ESP) announced new orders and reported results for the third quarter of fiscal 2004-2005 and the nine months ended March 31, 2005.

Espey has recently received substantial orders for previously designed military and defense related electronics. These orders will be filled over the next three fiscal years. As a result of the new orders, Espey’s sales order backlog has significantly increased from $14.2 million on April 1, 2005 to approximately $33.1 million today, a new record. The Company anticipates the need for additional production staff to meet these commitments.

Net sales for the third quarter of fiscal 2004-2005, January 1 to March 31, 2005 decreased to $4.2 million as compared with fiscal 2003-2004 third quarter net sales of $6.1 million. Net income for the period increased to $111,987, $.11 per diluted share as compared with net income of $54,008, $.05 per diluted share for the corresponding period last year.

Net sales for the first nine months of fiscal 2004-2005 were $13.8 million as compared with $17.1 million for the first nine months of fiscal 2003-2004. Net income for the nine month period was $339,603, $.33 per diluted share as compared with net income of $396,402, $.39 per diluted share for the corresponding period last year.

Espey’s primary business is the development, design, and production of specialized military and industrial power supplies/electronic equipment. The Company’s web site can be found on the Internet at www.espey.com.

For further information, contact Mr. David O’Neil or Mr. Howard Pinsley at (518) 245-4400.

Certain statements in this press release are “forward-looking statements” and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events. The matters covered by these statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

Espey Mfg. & Electronics Corp. comparative unaudited three-month and nine-month figures for the periods ended March 31, 2005 and 2004.
	Three Months		Nine Months
	2004	2003	2004	2003
Sales:	$4,219,861	$6,166,221	$13,846,929	$17,083,213

Net Income:	111,987	54,008	339,603	396,403

Diluted
Income per share:	.11	.05	.33	.39

Weighted average number of
Shares outstanding:
Basic	1,010,671	1,011,416	1,011,774	1,013,545

Diluted	1,023,303	1,021,908	1,022,558	1,021,874